Exhibit 99.1

Autodesk Appoints Mark Hawkins Chief Financial Officer

SAN RAFAEL, Calif., April 2 /PRNewswire-FirstCall/ — Autodesk, Inc. today named Mark J. Hawkins as its executive vice president and chief financial officer beginning April 27th. Hawkins will be a key member of Autodesk’s executive team, reporting to Autodesk’s chief executive officer, Carl Bass.

Hawkins comes to Autodesk from Logitech International where he has been CFO and senior vice president of finance and IT since 2006. At Logitech, Hawkins led the company’s financial operations, investor relations, and the worldwide IT team supporting Logitech’s business units and sales and marketing operations.

“I am delighted to welcome Mark to the Autodesk management team,” said Carl Bass, Autodesk president and chief executive officer. “He has broad experience as the chief financial officer for an industry leader. He also brings a 25-year proven track record driving the financial performance and operations of companies such as Dell and HP. Mark’s financial acumen will be a great addition to our management team.”

Prior to Logitech, Hawkins served as vice president of Dell’s U.S. consumer unit and international services, as well as Dell’s procurement and logistics arm. Previous to that, he was the worldwide group controller for a division of Hewlett Packard. He began his career with HP in 1981, and held various financial positions both in the U.S. and abroad.

“For more than 25 years, Autodesk has helped companies use the design process to gain competitive edge and differentiation,” said Mark Hawkins. I am proud to be joining Autodesk at such a critical time in the company’s history, and am eager to contribute to the company’s growth.”

About Autodesk

Autodesk, Inc. is a world leader in 2D and 3D design software for the manufacturing, building and construction, and media and entertainment markets. Since its introduction of AutoCAD software in 1982, Autodesk has developed the broadest portfolio of state-of-the-art Digital Prototyping solutions to help customers experience their ideas before they are real. Fortune 1000 companies rely on Autodesk for the tools to visualize, simulate and analyze real-world performance early in the design process to save time and money, enhance quality and foster innovation. For additional information about Autodesk, visit www.autodesk.com.

Autodesk and AutoCAD, are registered trademarks or trademarks of Autodesk, Inc., and/or its subsidiaries and/or affiliates in the USA and/or other countries. All other brand names, product names, or trademarks belong to their respective holders. Autodesk reserves the right to alter product offerings and specifications at any time without notice, and is not responsible for typographical or graphical errors that may appear in this document.

© 2009 Autodesk, Inc. All rights reserved.

Media Contact:	Colleen Rubart, 415-547-2368
Email:	colleen.rubart@autodesk.com

IR Contact:	David Gennarelli, 415-507-6033
Email:	david.gennarelli@autodesk.com

SOURCE: Autodesk, Inc.

Web site: http://www.autodesk.com/